Exhibit 99.1

NEWS

	Contact:	David Weinberg
Chief Financial Officer
(973) 994-3999 x7933

Amy Raskopf
Manager, Investor Relations
(973) 994-3999 x7925

354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001

Columbia Laboratories Reports Second Quarter 2004 Financial Results

LIVINGSTON, NJ - August 4, 2004 - Columbia Laboratories, Inc. (NASDAQ: CBRX) today announced financial results for the second quarter and six months ended June 30, 2004. Highlights of the quarter included:

  Restructured sales force began direct promotion of full product portfolio

  Striant™ SR (testosterone buccal system) launched in the U.K. by ArdanaBioscience

  Advanced global commercialization strategy by filing for MutualRecognition Procedure in European Union countries for Striant SR

  Completed sale of OTC portfolio and related supply and professionalpromotion agreements, valued at $11 million through 2009

  Positive data from two clinical studies comparing Striant ® (testosteronebuccal system) to other testosterone replacement therapies published inpeer-reviewed journals

  Advanced enrollment in PROTERM™ study of Prochieve ® 8%(progesterone gel) in preventing preterm delivery

  Reduced operating expenses from first quarter 2004 levels

Fred Wilkinson, Chairman, President and Chief Executive Officer of Columbia Laboratories, stated, “In the second quarter of 2004, Columbia Laboratories was unequivocally focused on advancing our core prescription business in women’s healthcare and endocrine-related disorders. We took decisive steps to advance our strategic initiatives within a tight operating structure. This included training, deploying and supporting our newly restructured sales force; completing the sale of our portfolio of over-the-counter women’s healthcare products; aggressively advancing partnering discussions for our non-core desmopressin buccal candidate; and, building enrollment in the PROTERM™ study, which is evaluating Prochieve® 8% in a potential new indication, the prevention of preterm birth.”

Columbia Laboratories Reports Second Quarter 2004 Financial Results
August 4, 2004

“While we began to make inroads into the testosterone replacement market, Striant’s growth was slower than anticipated. We are encouraged by the positive reception to Striant’s proven efficacy and favorable side effect profile, and the recent broadening of the prescribing physician base beyond the higher-prescribing early adopters. We maintain our conviction that Striant offers significant benefits over other testosterone replacement therapies and should gain traction in the market over the coming months as these physicians and their patients increase their familiarity and comfort with Striant.”

“To support our sales objectives, we recently implemented complementary programs, including a toll-free Striant patient support hotline that connects new Striant patients with healthcare professionals at Columbia Laboratories. We initiated locally-oriented speaker programs where local physicians communicate their positive experiences and comfort with Striant directly to other area physicians, and we maintained our voucher program for Striant with key physicians as well.” Wilkinson concluded, “We continue to evaluate new options to maximize the commercial potential of our products, and will persist in judiciously allocating our resources where we believe they will most effectively build shareholder value and contribute to the Company’s future growth”

Financial Overview

For the second quarter of 2004, the Company reported a loss of $6,603,280, or $0.16 per basic and diluted share, on sales of $4,663,958, as compared to a loss of $4,366,608, or $0.12 per basic and diluted share, on sales of $4,919,800 in the second quarter of 2003. This includes a one time charge of $577,917, or $0.01 per share, for the sale of Columbia’s OTC products; without this charge, the net loss per share would have been $0.15 for the second quarter of 2004, an improvement of $0.01 per share from the net loss of $0.16 per share in the first quarter of 2004.

Net sales for the second quarter of 2004 decreased 5.2% over second quarter of 2003 to $4.7 million, primarily due to reduced sales to wholesalers and chain drugstores in the current year period for the Company’s women’s healthcare products, offset by modest reorders from some customers for Striant during the quarter. Net sales increased $124,279, or 3%, from the first quarter of 2004.

Gross profit as a percentage of net sales increased to 61% in the second quarter of 2004 versus 57% in 2003. This reflects the addition of Striant, which was introduced in the third quarter of 2003 and which has higher margins than the Company’s women’s healthcare products, to the product sales mix. The gross profit margin in the first quarter of 2004 was 63%.

“Through our diligent management of resources, we reduced operating expenses by $247,178, or 3%, from first quarter levels,” noted David Weinberg, Chief Financial Officer of Columbia Laboratories. “We achieved this by reducing general and administrative costs by $72,755 and research and development costs by $176,759 from first quarter levels, while maintaining our level of spending on selling and distribution. We will continue to focus on conserving capital while simultaneously advancing our strategic initiatives to drive future growth.”

Selling and distribution expenses were $4.9 million in the second quarter, a 6.5% increase over the second quarter of 2003, reflecting increased sales force costs for promotion of the Company’s products in the U.S. and including the growth of the sales force from approximately 50 persons in the second quarter of 2003 to approximately 80 persons in the second quarter of 2004. Increased sales force costs were partially offset by decreased product marketing expenses, which were higher in the 2003 quarter due to preparation of materials to support the launch of Prochieve 4% and Striant.

Columbia Laboratories Reports Second Quarter 2004 Financial Results
August 4, 2004

General and administration costs increased 19.5% from second quarter 2003 levels to $1.9 million due to increases in insurance premiums, non-legal professional fees and salary expense including the hiring of additional administrative personnel subsequent to the second quarter of 2003.

Research and development costs were $1.4 million, a 118.5% increase over second quarter 2003, predominantly reflecting costs related to the ongoing PROTERM™ (PROgesterone Gel for Reducing PreTERM Labor and Delivery) study. This Phase III, randomized, double-blind, placebo-controlled, multicenter study is evaluating the efficacy, safety and tolerability of Prochieve 8% in preventing preterm birth in pregnant women who have either a history of a spontaneous preterm delivery, or have a cervical length of 2.5 cm or less. Patient enrollment in this study is ongoing at twelve centers in the U.S., and five additional centers are expected to begin enrolling patients in the third quarter of 2004. To date the enrollment rate has been on par with rates seen in other national trials in this patient population, including the Maternal Fetal Medicine Network trial. The Company continues to expect completion of this study in the initial 12–18 month time frame. Positive results from the PROTERM study would support a potential label extension for Prochieve 8%, positioning Columbia to address this sizeable market in which there is significant unmet clinical need. The March of Dimes estimates that one in ten singleton babies born in the U.S. are born prematurely. Women interested in participating in the PROTERM study should visit www.centerwatch.com/proterm for additional information.

For the six-month period ended June 30, 2004, the net loss was $12,858,109 or $0.32 per share on sales of $9,203,637 as compared to a net loss of $9,070,678 or $0.26 per share on sales of $8,525,346 in the six months ended June 30, 2003. Without the one time charge of $577,917, or $0.01 per share, from the sale of Columbia’s OTC products, the net loss per share would have been $0.31 for the six months ended June 30, 2004.

Columbia had cash and cash equivalents of $29.8 million at June 30, 2004, which includes $6.4 million from the sale of Common Stock to SJ Strategic Investments LLC.

Quarterly Conference Call

As previously announced, Columbia Laboratories will hold a conference call on August 4, 2004 at 8:30 AM EDT to review financial results of the second quarter and six months ended June 30, 2004.

Access information
Date:	Wednesday August 4, 2004
Time:	8:30 AM EDT
U.S./Canada dial-in number:	877-407-8031
International dial-in number:	201-689-8031
Live webcast:	www.columbialabs.com, under the investors or events tabs

A recording of the conference call will be available two hours after completion until August 11, 2004 at 11:59 PM ET at 877-660-6853 (U.S.) and 201-612-7415 (International). The conference account number is 1628, and the ID number is 111036.

Columbia Laboratories Reports Second Quarter 2004 Financial Results
August 4, 2004

The webcast will be available for on-demand listening for one year on Columbia Laboratories Web site, www.columbialabs.com.

About Columbia Laboratories

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia markets Striant® (testosterone buccal system) for treatment of hypogonadism in men, Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company has developed a buccal delivery system for peptides. Columbia’s products primarily utilize the Company’s Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of Columbia and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the success of the restructured sales force, success in obtaining approval of Striant™ SR in European countries through the Mutual Recognition Procedure, the successful marketing of Striant®, Prochieve® 8% and Prochieve® 4% in the US; successful marketing of Striant™ SR by Ardana Bioscience, Ltd. in the U.K.; successful marketing of Columbia’s former portfolio of OTC products by Lil’ Drug Store Products, Inc; the impact of competitive products and pricing; the timely and successful development of products; timely and successful completion of clinical studies; successful enrollment of subjects in, and the outcome of, the PROTERM™ study; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; successful partnering of the desmopressin buccal candidate; and competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant® and Prochieve® are registered trademarks and PROTERM™ is a trademark of Columbia Laboratories, Inc.

(Tables follow)

Columbia Laboratories Reports Second Quarter 2004 Financial Results August 4, 2004

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003

ASSETS	(unaudited)
Current assets-
Cash and cash equivalents	$29,755,399	$30,965,517
Accounts receivable, net	3,482,651	4,780,921
Inventories	3,574,149	2,469,224
Prepaid expenses and other current assets	808,790	2,240,920

Total current assets	37,620,989	40,456,582
Property and equipment, net	941,037	961,995
Intangible assets, net	—	920,418
Other assets	160,914	140,654

TOTAL ASSETS	$38,722,940	$42,479,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities-
Note payable	$10,000,000	$—
Current portion of financing agreements	3,003,454	1,228,865
Accounts payable	2,481,161	2,806,236
Accrued expenses	1,114,658	2,731,692

Total current liabilities	16,599,273	6,766,793
Note payable—long-term	—	10,000,000
Deferred revenue	4,528,846	3,879,618
Long-term portion of financing agreements	17,829,857	15,746,695

TOTAL LIABILITIES	38,957,976	36,393,106

Stockholders’ equity (deficiency)-
Preferred stock, $0.01 par value; 1,000,000 shares authorized:
Series B Convertible Preferred Stock, 130 shares issued and
outstanding in 2004 and 2003	1	1
Series C Convertible Preferred Stock, 3,250 shares issued and	32
outstanding in 2004 and 2003		32
Common stock, $0.01 par value; 100,000,000 authorized
41,751,934 and 39,679,381 shares issued and outstanding in
2004 and 2003, respectively	417,519	396,794
Capital in excess of par value	168,679,158	162,146,561
Accumulated deficit	(169,506,323)	(156,648,214)
Accumulated other comprehensive income	174,577	191,369

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(235,036)	6,086,543

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY
(DEFICIENCY)	$38,722,940	$42,479,649

Columbia Laboratories Reports Second Quarter 2004 Financial Results
August 4, 2004

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

Six months ended			Three months ended
June 30,			June 30,

2004		2003	2004	2003

NET SALES	$9,203,637	$8,525,346	$4,663,958	$4,919,800
COST OF GOODS SOLD	3,502,871	3,814,715	1,817,675	2,137,367

Gross profit (loss)	5,700,766	4,710,631	2,846,283	2,782,433

OPERATING EXPENSES:
Selling and distribution	9,748,148	8,541,471	4,875,242	4,578,865
General and administrative	3,782,737	2,980,288	1,854,991	1,552,472
Research and development	3,056,663	1,589,998	1,439,952	658,887

Total operating expenses	16,587,548	13,111,757	8,170,185	6,790,224

Loss From Operations	(10,866,782)	(8,401,126)	(5,323,902)	(4,007,791)

OTHER INCOME (EXPENSE):
Interest income	118,976	11,448	59,007	2,459
Interest expense	(1,435,536)	(725,215)	(751,355)	(355,532)
Loss on sale of intangible assets	(577,917)	—	(577,917)	—
Other, net	(76,850)	44,215	(9,113)	(5,744)

	(1,971,327)	(669,552)	(1,279,378)	(358,817)

Net loss	$(12,858,109)	$(9,070,678)	$(6,603,280)	$(4,366,608)

NET LOSS PER COMMON SHARE:
(Basic and diluted)	$(0.32)	$(0.26)	$(0.16)	$(0.12)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSHANDING:
(Basic and diluted)	40,207,797	35,619,030	40,675,011	35,782,522